Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

SCIENTURE HOLDINGS, INC.

a Delaware corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Scienture Holdings, Inc., a corporation organized and existing under the DGCL (the “Corporation”), hereby certifies as follows:

A. On September 17, 2026, the Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the following amendment (the “Amendment”) to the Corporation’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate”).

B. The Certificate is hereby amended by amending and restating Article V, Subsection 3 to the Certificate as follows:

3. REVERSE STOCK SPLIT OF OUTSTANDING COMMON STOCK

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation, as amended, of the Corporation, each twenty-five (25) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash that will be paid in lieu of any fractional shares otherwise issuable in connection with the Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

C. This Amendment to the Certificate has been duly approved and adopted in accordance with the provisions of Section 242 of the DGCL.

D. That this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation shall be effective as of 12:01 a.m. Eastern Time on the 5th day of October 2026.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this 1st day of October 2026.

By:	/s/ Dr. Shankar Hariharan
Dr. Shankar Hariharan, Executive Chairman and Co-Chief Executive Officer